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                                                                      EXHIBIT 12

                       JOHNSON & JOHNSON AND SUBSIDIARIES

       STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                             (DOLLARS IN MILLIONS)

                                                              FISCAL YEAR ENDED
                                   -----------------------------------------------------------------------
                                   DECEMBER 28,   DECEMBER 29,    DECEMBER 31,    JANUARY 1,    JANUARY 2,
                                       1997           1996            1995           1995          1994
                                   ------------   ------------    ------------    ----------    ----------
Determination of Earnings:
  Earnings Before Provision for
     Taxes on Income.............     $4,576          4,033          3,317          2,681         2,332
  Fixed Charges..................        198            204            219            234           211
                                      ------         ------          -----          -----         -----
          Total Earnings as
            Defined..............     $4,774          4,237          3,536          2,915         2,543
                                      ======         ======          =====          =====         =====
Fixed Charges and Other:
  Rents..........................         78             79             76             92            85
  Interests......................        120            125            143            142           126
                                      ------         ------          -----          -----         -----
          Fixed Charges..........        198            204            219            234           211
  Capitalized Interest...........         40             55             70             44            48
                                      ------         ------          -----          -----         -----
          Total Fixed Charges....     $  238            259            289            278           259
                                      ======         ======          =====          =====         =====
Ratio of Earnings to Fixed
  Charges........................      20.06          16.36          12.24          10.49          9.82
                                      ======         ======          =====          =====         =====

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(1) The ratio of earnings to fixed charges represents the historical ratio of the Company and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

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